Exhibit 10(o)

Excerpts from Marrinan September 18, 1990 Employment Offer Letter
(operative portions remaining in effect)

Pension:

Per Corporate Plan as previously submitted to you

Additionally, Snap-on Tools Corporation will pay you an additional monthly lifetime benefit in the following amounts provided you retire on, or after, age 62:

at Age 62:	$6,015

at Age 65:	$7,181

This amount is fixed and will be payable to you only and will be in addition to benefits payable under the Company’s Pension Plans.  This additional monthly payment is based on providing you 7 1/2 years of additional credited service above your actual service and projected earnings at age 62 and 65, using a base starting salary of $140,000, increase 6% annually, with a projected annual Officer Incentive compensation payout of 50%.

This additional monthly life time benefit shall be binding upon and be enforceable by you only against the Company and any successor organization.

Employee Severance Agreement:

Your employment may be terminated for any reason whatsoever or no reason at all, subject to twelve-months notice, or severance equivalent to your base salary at that time in lieu of notice for each month or portion thereof that the notice is less than twelve months.  In the event that Snap-on Tools Corporation implements a policy for its Officers in the future which would afford you equivalent job security and economic protection, this Employee Severance Agreement will expire.

This Employee Severance Agreement, with all its rights and obligations, shall be binding upon, and inure to the benefit of, and be enforceable by you and your heirs, beneficiaries and personal representatives against Snap-on Tools Corporation and any successor organization.